Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

June 6, 2007

Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about June 6, 2007, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 23,633,238 shares of your Common Stock (the “Future Issuance Shares”), reserved for future issuance pursuant to the 2000 Stock Plan, the 2007 Equity Incentive Plan and the 2007 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuances Shares to be issued under the Plans.

It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati